Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of CommScope Holding Company, Inc. for the registration of Series A Convertible Preferred Stock and Common Stock and to the incorporation by reference therein of our report dated March 1, 2019, with respect to the consolidated financial statements of ARRIS International plc included in CommScope Holding Company, Inc.’s Current Report on Form 8-K/A dated April 9, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

April 12, 2019